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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 17, 2002

ARCHIBALD CANDY CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	333-33751 (Commission File No.)	36-0743280 (I.R.S. Employer Identification No.)

1137 West Jackson Boulevard,
Chicago, Illinois 60607
(Address, including Zip Code,
of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (312) 243-2700

No Change (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

        In connection with restructuring discussions with certain holders of Archibald Candy Corporation's 10 1/4% senior secured notes, Archibald's management has prepared for such holders and Archibald's directors and their affiliates forecasts which indicate that if Archibald is able to effect a restructuring of its senior notes and increase its capital expenditures from approximately $4.4 million spent in fiscal 2001 to an average of approximately $12.0 million in each of the next five fiscal years, Archibald's EBITDA (excluding EBITDA attributable to Archibald's Sweet Factory subsidiaries) would increase from approximately $20.1 million for fiscal 2001 to approximately $40.0 million for fiscal 2006. These forecasts are updates of the forecasts included in the Current Report on Form 8-K filed by Archibald on January 3, 2002.

        The foregoing expectations of Archibald's management are based upon certain internally prepared preliminary financial forecasts and models and are no guaranty of future results, and are subject to a number of contingencies, many of which are beyond Archibald's control, including a restructuring of the senior notes on a satisfactory and timely basis which frees up sufficient cash for capital expenditure purposes, Archibald's ability to continue dealing with its vendors, suppliers and landlords on substantially the same terms and conditions, including payment terms, as presently maintained, a moderate economic recovery and the successful implementation of several product development, sales and cost savings initiatives. Statements in this report of management's intentions, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the specific contingencies described above and the risk factors and other information set forth in Archibald's other filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed. Archibald does not intend to provide further updates as to these forecasts. In addition, EBITDA is a financial measure used in the financial community. It is not, however, a measure of financial performance under the generally accepted accounting principles of the United States.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIBALD CANDY CORPORATION (Registrant)
Dated: January 17, 2002	/s/ TED A. SHEPHERD Name: Ted A. Shepherd Title: President and Chief Operating Officer

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  Item 9. Regulation FD Disclosure
SIGNATURES